Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Strategic Diagnostics Inc. (the “Company”) and Francis M. DiNuzzo (the “Executive”) and shall be effective as of October 13, 2008 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.     Employment.

(a)    Term.  The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall terminate on October 13, 2011 unless sooner terminated by either party as hereinafter provided; provided, however, that the Term shall automatically be extended for successive one-year periods on October 13, 2011 and on each subsequent anniversary thereof unless, not later than thirty (30) days preceding any such anniversary date, either party gives the other party written notice (in accordance with Section 16) of such party’s intention not to further extend the Term.

(b)    Duties.  The Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Chairman of the Board of Directors of the Company (the “Board”).  The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board. For as long as and during such period in which the Executive is serving as the President and Chief Executive Officer, the Company shall use its best efforts to cause the Executive to be nominated, and, if elected by the Company’s shareholders, the Executive shall serve as a member of the Board.

(c)    Best Efforts.  During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below.  The foregoing shall not be construed as preventing the Executive from (1) serving on corporate, civic, educational, philanthropic or charitable boards or committees, (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.  In no event shall the Executive invest in any business competitive with the Company, except that the Executive shall be permitted to own passively not more than five percent (5%) of the stock of those companies whose securities are listed on a national securities exchange.

2.     Base Salary and Bonus.  As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary of $325,000.  This amount may be subject to annual increases, as determined by the Board, in its sole discretion.  The Executive’s base salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to applicable withholding taxes.  The Executive shall also be eligible for annual bonus payments if certain performance goals and targets, established by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, are met.  The performance goals and targets shall be determined by the Compensation Committee, in its sole discretion, at the beginning of each fiscal year during the term of this Agreement and shall be based upon the business plan and budget approved by the Board.  At the end of each fiscal year, the Compensation Committee shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his bonus award, if any.  The Executive’s bonus shall be paid to him on or after the first day of the fiscal year following the fiscal year for which it was earned, at the same time and under the same terms and conditions as other executives of the Company, but not later than March 15 of the fiscal year following the fiscal year for which it was earned.  If actual performance is below target performance, the bonus amount payable to the Executive may be pro rated to reflect partial satisfaction of the applicable performance goals, as determined by the Compensation Committee, in its sole discretion.  If actual performance exceeds target performance, the bonus amount payable to the Executive shall not be capped at the target bonus amount, subject to the requirements of section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), if applicable.

3.     Equity Compensation and Long-Term Incentive Compensation.

(a)    Contemporaneously with this Agreement, the Company shall grant to the Executive an incentive stock option (the “Initial Option”) to purchase 250,000 shares of common stock of the Company (“Company Stock”) with an exercise price equal to the last reported sale price at which Company Stock is traded on the date of grant or, if no Company Stock is traded on such date, the most recent date on which Company Stock was traded.  The Initial Option shall become exercisable in equal annual installments over the four-year period commencing on the first anniversary of the date of grant; provided, however, that if a Change of Control occurs (as defined in the Company’s 2000 Stock Incentive Plan (the “Plan”)), the Initial Option shall automatically accelerate and become fully exercisable.  The terms of the Initial Option shall be governed by the Incentive Stock Option Agreement attached as Exhibit A.

(b)    In addition to the foregoing grants, the Executive shall be entitled to participate in any short-term and long-term equity incentive programs established by the Company for its senior level executives generally, including the Plan, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as the Chief Executive Officer of the Company.

4.     Retirement and Welfare Benefits.  The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions.  Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the effective date of this Agreement.

5.     Vacation.  The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies; provided, however, that the Executive shall be entitled to not less than four (4) weeks vacation.

6.     Expenses.  The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

7.     Perquisites.  The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

8.     Indemnification.  The Company shall indemnify and hold the Executive harmless to the fullest extent permitted under the by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses and damages which are based on (a) the actions of the Company prior to or following the Effective Date, or (b) the Executive’s good faith performance of his assigned duties and obligations with the Company.  The Company shall cover the Executive under its directors and officers liability insurance policy both during and after the Term to the same amount and to the same extent as the Company covers its other officers and directors.

9.     Termination Without Cause; Resignation for Good Reason; Non-Renewal.

(a)    The Company may terminate the Executive’s employment with the Company at any time without Cause (as defined in Section 13) from the position in which the Executive is employed hereunder upon not less than thirty (30) days’ prior written notice to the Executive; provided, however, that, that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment.  In addition, the Executive may initiate a termination of employment by resigning under this Section 9 for Good Reason (as defined in Section 13).  In the event of any such termination or resignation or in the event the Company fails to renew the Agreement in accordance with Section 1 and the Executive is otherwise willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company (“Non-Renewal”), the Company’s obligations to the Executive shall be the same as set forth in this Section 9, before or after a Change of Control (as defined in the Plan), as applicable.

(b)    Upon any termination, resignation or Non-Renewal described in Section 9(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any.  No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)    Notwithstanding the provisions of Section 9(b), if the Executive executes and does not revoke a written release upon any termination, resignation or Non-Renewal described in Section 9(a) above, substantially in the form attached hereto as Exhibit B (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit), the Executive shall be entitled to receive, in lieu of the payment described in Section 9(b), the following:

(1)    Continuation of the Executive’s monthly base salary (at the rate in effect immediately before the Executive’s termination) for the eleven month period following the date of the Executive’s termination of employment (the “Severance Period”), with payments commencing within thirty (30) days following the date of the Executive’s termination and made in accordance with the Company’s normal payroll practices.

(2)    Provided that the Executive timely elects COBRA continuation coverage under the Company’s group health plan, the Executive shall receive continued coverage under the Company’s group health plan until the last day of the month in which the Severance Period ends, at the level in effect on the date of the Executive’s termination of employment (or generally comparable coverage) for the Executive and the Executive’s spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period (including any required Executive contribution toward the cost of coverage).  Thereafter, the Executive understands that the Executive may continue COBRA coverage through the remainder of the COBRA continuation period at the Executive’s sole expense.  The COBRA health care continuation coverage period under section 4980B of the Code, shall run concurrently with the Severance Period.

(3)    The Initial Option shall become fully exercisable on the date of termination and the post-termination exercise period of the Initial Option shall expire on the last day of the three-month period commencing with the expiration of the Severance Period or, if shorter, the period ending with the expiration of the Initial Option’s original term.  All other stock options and other equity incentive awards granted on or after the Effective Date and held by the Executive as of the date of the Executive’s termination of employment shall continue to vest during the Severance Period as if the Executive had remained employed during such period and, with respect to stock options, the post-termination exercise period shall expire on the last day of the three-month period commencing with the expiration of the Severance Period.  The Initial Option and all other stock options and equity incentive awards shall otherwise be governed by the terms and conditions of the applicable grant instrument pursuant to which they were granted.

(4)    Any other amounts earned, accrued and owing but not yet paid under Section 2 above (these amounts are not subject to execution and non-revocation of the Release).

10.    Voluntary Termination.  The Executive may voluntarily terminate his employment for any reason upon sixty (60) days’ prior written notice.  In such event, after the effective date of such termination, no further payments shall be due under this Agreement, except that the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

11.    Disability.  If the Executive incurs a Disability (as defined below) during the Term, the Company may terminate the Executive’s employment on account of Disability, subject to the requirements of applicable law.  If the Company terminates the Executive’s employment on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under the Company’s benefit plans and programs.  For purposes of this Agreement, the term “Disability” shall have the same meaning as under the Company’s long-term disability plan.

12.    Death.  If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and earned under the Company’s benefit plans and programs.  Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

13.    Definitions.

(a)    Cause.  The Company may terminate the Executive’s employment at any time for Cause (as defined below) upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for salary to the extent already accrued.  The Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.  For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment:

(1)    The Executive’s commission of a crime constituting a felony,

(2)    Misconduct by the Executive which continues for a period of at least 30 days after a written notice to the Executive, signed by a duly authorized member of the Board, has been delivered to the Executive specifying the misconduct in question; provided, however, that notice to the Executive and an opportunity to cure shall not apply to misconduct that is fraudulent or unlawful or misconduct that is or may not be of a continuing nature, including, but not limited to, embezzling funds or assets of the Company.

(3)    The Executive breaches Section 14 of this Agreement.

(b)    Good Reason shall mean the occurrence of any of the following events or conditions, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive in accordance with the notice requirements set forth below:

(1)    A demotion of the Executive such that he ceases to be the chief executive officer of the Company or any material adverse change in the scope of the Executive’s position or responsibilities that results in an adverse change in the nature and/or scope of the Executive’s status with the Company;

(2)    A diminution of more than twenty (20%) in the dollar amount of the Executive’s base salary, other than as part of an across the board reduction in salaries of management personnel (including all Vice Presidents and above);

(3)    The relocation of the Executive’s principal executive office to a location more than fifty (50) miles from the principal executive office immediately prior to such relocation; or

(4)    The failure of any successor of the Company or assignee of all or substantially all of its assets to assume and agree to be bound by the terms of this Agreement.

Notwithstanding the foregoing, for any of the foregoing acts (or failure to act) to constitute “Good Reason,” the Executive must object in writing to the Company within ninety (90) days following initial notification of the occurrence or proposed occurrence of the act (or failure to act), and which act (or failure to act) is not then rescinded or otherwise remedied by the Company within thirty (30) days after delivery of such notice and the Executive actually resigns from employment within thirty (30) days after the expiration of the foregoing thirty (30)-day cure period.  If the Executive’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Executive shall not be entitled to severance benefits under this Agreement.

14.    Restrictive Covenants.

(a)    Definitions.  For purposes of this Section 14, the following terms shall have the following respective meanings:

(1)    “Competitive Position” shall mean (A) the direct or indirect equity ownership or control of all or any portion of a “Competitor” (as hereinafter defined), or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competitor.

(2)    “Competitor” shall refer to any person or entity engaged, directly or indirectly, in business activities that are substantially comparable to any business activities conducted by the Company, its subsidiaries or affiliates or any business activities in which the Company, its subsidiaries or affiliates is planning or preparing to engage in as of the date of the Executive’s termination of employment hereunder.

(3)    “Confidential Information” shall mean any and all proprietary and confidential data or information of the Company or any of its affiliates, other than “Trade Secrets” (as hereinafter defined), which is of tangible or intangible value to the Company, its subsidiaries or any of its affiliates and is not public information or is not generally known or available to the Company’s competitors but is known only to the Company, its subsidiaries or its affiliates and their Executives, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

(4)    “Restricted Territory” shall mean (A) the United States of America, (B) any geographical area in which the Company, its subsidiaries or affiliates was engaged in business as of the date of the Executive’s termination of employment hereunder, and (C) any geographical area in which the Company, its subsidiaries or affiliates was planning to become engaged in business as of the date of the Executive’s termination of employment hereunder.

(5)    “Trade Secrets” shall mean all knowledge, data and information of the Company, its subsidiaries or any of its affiliates, which is defined as a “trade secret” under applicable law.

(6)    “Work Product” shall mean all work product, property, data, documentation, “know-how”, concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by the Executive in connection with the performance of his services hereunder.

(b)    Acknowledgements.  The Executive hereby acknowledges and agrees that during the term of the Agreement:

(1)    The Executive will frequently be exposed to certain Trade Secrets and Confidential Information;

(2)    The Executive’s responsibilities on behalf of the Company will extend to all geographical areas of the Restricted Territory; and

(3)    Any competitive activity on the Executive’s part during the term of this Agreement, or any competitive activity on the Executive’s part in the Restricted Territory for a reasonable period thereafter, would necessarily involve the Executive’s use of the Company’s Trade Secrets and Confidential Information and would unfairly threaten the Company’s legitimate business interests, including its substantial investments in the proprietary aspects of its business and the goodwill associated with its customer base.  Moreover, the Executive acknowledges that, in the event of the termination of this Agreement, the Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this Section 14.  Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require the Executive to abide by the covenants set forth in this Section 14.  The parties acknowledge and agree that if the nature of the Executive’s responsibilities for or on behalf of the Company or the geographical areas in which the Executive must fulfill such responsibilities materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 14.

(c)    Non-Disclosure; Ownership of Proprietary Property.

(1)    In recognition of the Company’s need to protect its legitimate business interests, the Executive hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall continue a Trade Secret (before or after termination of this Agreement); and (B) with regard to any Confidential Information, at all times (before or after termination of this Agreement), the Executive shall regard and treat each item constituting a Trade Secret and all Confidential Information as strictly confidential and wholly owned by the Company and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party for any purpose other than in accordance with this Agreement or as required by applicable law.  Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(2)    The Executive shall immediately notify the Company of any intended or unintended, unauthorized disclosure or use of any Trade Secret or Confidential Information by the Executive or any other person or entity of which the Executive becomes aware.  The Executive shall cooperate fully with the Company in the procurement of any protection of the Company’s rights to or in any of the Trade Secrets or Confidential Information.

(3)    Immediately upon expiration or termination of this Agreement of any reason, or if notice or termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of the Company, the Executive shall return to the Company all written or descriptive materials of any kind in the Executive’s possession or to which the Executive has access that constitutes or contain any Confidential Information or Trade Secret, and the confidential obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

(4)    To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. section 101 et seq., as amended) and owned exclusively by the Company.  The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest the Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights.  The Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

(d)    Non-Competition.  In recognition of the Company’s need to protect its legitimate business interests, the Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position.  The Executive further agrees that for twelve (12) months following expiration or termination of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position within the Restricted Territory (other than action to reject an offer of a Competitive Position.

(e)    Non-Solicitation of Customers.  The Executive hereby covenants and agrees that (A) during the term of this Agreement, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the term of this Agreement; and (B) for a period of two (2) years following expiration or termination of the term of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the term of this Agreement.  For purposes of this subsection (e), “actively sought prospective customer” shall mean any actively sought prospective customer with call activity during the ninety (90) day period immediately preceding the date of the Executive’s termination.

(f)    Non-Solicitation of Company Personnel.  The Executive hereby agrees that during the term of this Agreement, except to the extent that he is required to do so in connection with his responsibilities hereunder, the Executive will not either directly or indirectly, alone or in conjunction with any other party solicit or attempt to solicit any employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party’s affiliation with the Company.  The Executive further agrees that during the two (2) years period following expiration or termination of this Agreement for any reason, the Executive will not, either directly or indirectly, alone or in conjunction with any other party solicit any “key” (as that term is hereinafter defined) employee, consultant, contractor or other personnel of the Company to terminate, alter or lessen such party’s affiliation with the Company or to violate the terms of any agreement or understanding between such party and the Company.  For purposes of the preceding sentence “key” employee, consultant, contractor or other personnel of the Company are those with knowledge of or access to the Company’s Trade Secrets or Confidential Information.

(g)    Remedies.  The Executive agrees that damages at law for the Executive’s violation of any of the covenants in this Section 14 would not be an adequate or proper remedy and that, should the Executive violate or threaten to violate any of the provisions of such covenants, the Company or its successors or assigns shall be entitled to seek a temporary or permanent injunction against the Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation.  The Executive agrees not to raise as a defense to such action that the Company has an adequate remedy at law.

(h)    Partial Enforcement.  The Company has attempted to limit the rights of the Executive to compete only to the extent necessary to protect the Company from unfair competition.  The Company, however, agrees that, if the scope of enforcement of any of these restrictive covenants is in any way disputed at any time, a court of other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the t time.

(i)    Survival.  Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 14 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms and reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

15.           No Mitigation or Set Off.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

16.           Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Strategic Diagnostics Inc.
111 Pencader Drive
Newark, Delaware 19702
Attention:

With a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Amy Pocino Kelly, Esquire

If to the Executive, to:

Francis M. DiNuzzo
[Address]

With a required copy to:

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

17.           Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18.           Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

19.           Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

20.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company.  This Agreement may be changed only by a written document signed by the Executive and the Company.

21.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

22.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Delaware without regard to rules governing conflicts of law.

23.           Consent to Jurisdiction.  The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Newark, Delaware (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court.  The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

24.           Waiver of Jury Trial.

(a)    Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the employment relationship contemplated hereby.

(b)    Each party certifies and acknowledges that (1) no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (2) such party understands and has considered the implications of such waiver, (3) such party makes such waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 24.

25.           Application of Section 409A of the Code.

(a)    This Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on the Executive under section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any payment provided for hereunder would be subject to additional tax under section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with 6(b) below.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(b)    Notwithstanding anything herein to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of the Executive’s separation from service with the Company to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s separation of service with the Company.  If any payments are postponed due to such requirements, such postponed amounts will be paid to the Executive in a lump sum on the first payroll date that occurs after the date that is six months following the Executive’s separation of service with the Company.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(c)    All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Separation Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Stanley Fronczkowski
Name: Stanley Fronczkowski
Title: Chief Financial Officer

EXECUTIVE

/s/ Francis M. DiNuzzo
Francis M. DiNuzzo

EXHIBIT A

INCENTIVE STOCK OPTION AGREEMENT

STRATEGIC DIAGNOSTICS INC.
2000 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

No. of Shares: 250,000	October 13, 2008

In accordance with the Strategic Diagnostics Inc. 2000 Stock Incentive Plan (the “Plan”), Strategic Diagnostics Inc. (the “Company”) hereby grants to Francis DiNuzzo (the “Optionee”) an option (the “Option”) to purchase on or prior to October 13, 2018 (the “Expiration Date”) all or any part of Two Hundred Fifty Thousand (250,000) shares (the “Option Shares”) of  “Stock” (as defined in Section 2 of the Plan) at a price of $1.50 per share of Stock in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan.  This Option shall be construed in a manner to qualify it as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted.

1.     Vesting of Option.  Subject to the provisions of Sections 4 and 5 hereof and the discretion of the board of directors of the Company (the “Board”) to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:

Cumulative Number of Option
Date	Shares Available for Exercise
10/13/09	62,500
10/13/10	62,500
10/13/11	62,500
10/13/12	62,500

2.     Manner of Exercise.  The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Board of Optionee's election to purchase some or all of the vested Option Shares purchasable at the time of such notice as determined in accordance with the vesting schedule set forth in Section 1 hereof.  Said notice shall specify the number of shares of Stock to be purchased.

(a)    Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Board; or (ii) in the form of shares of Stock that are not then subject to restrictions under any Company plan (subject to the Board's discretion); or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as to provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure.  Payment instruments will be received subject to collection.

(b)    The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

(c)    If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

(d)    Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

3.     Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

4.     Termination of Employment.  If the Optionee's employment by the Company or a Subsidiary (as defined in Section 1 of the Plan) is terminated, the period within which to exercise the Option shall be subject to the provisions set forth below.  For this purpose, an approved leave of absence or a transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from a Subsidiary to another Subsidiary shall not be deemed a “termination of Optionee's employment.”

(a)    Termination Due to Death.  If the Optionee’s employment terminates by reason of death, this Option may be exercised, to the extent exercisable at the date of death, by the Optionee’s legal representative or legatee for a period of one hundred eighty (180) days from the date of death or until the Expiration Date, if earlier.

(b)    Termination Due to Disability.  If the Optionee's employment terminates by reason of Disability (as defined in Section 1 of the Plan), this Option may be exercised, to the extent exercisable on the date of termination, for a period of twelve (12) months from the date of termination or until the Expiration Date, if earlier.

(c)    Termination for Cause.  If the Optionee’s employment by the Company and its Subsidiaries has been terminated for Cause (as defined in Section 1 of the Plan), this Option shall immediately terminate and be of no further force and effect.

(d)    Other Termination.  Unless otherwise determined by the Board, if the Optionee’s employment by the Company and its Subsidiaries terminates for any reason other than death, Disability, or for Cause, this Option may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for three (3) months (or such longer period as the Board shall specify at any time) from the date of termination of employment or until the expiration of the stated term of this Option, if earlier.

5.     Change of Control.  In the event of a “Change of Control” (as defined in Section 12 of the Plan) while the Optionee is employed by the Company and its Subsidiaries, all of the Option Shares granted pursuant to Section 1 hereof shall immediately become vested and exercisable in accordance with the terms hereof.

6.     Option Shares.  The Option Shares are shares of Stock of the Company as constituted on the date of this Option, which are subject to adjustment as provided in Section 3(b) of the Plan.

7.     No Special Employment Rights.  This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with right of the Company or any Subsidiary to terminate the Optionee's employment at any time.

8.     Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares of Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

9.     Qualification under Section 422.  It is understood and intended that the Option granted hereunder shall qualify as an “incentive stock option” as defined in Section 422 of the Code to the maximum extent permitted by law.  Accordingly, the Optionee understands that the loss of the benefits of an incentive stock option under Section 422 of the Code may result from a sale or other disposition of any shares of Stock acquired upon exercise of the Option within the one-(1) year period beginning on the day after the day of the transfer of such shares of Stock to the Optionee, or within the two-(2) year period beginning on the day after the grant of the Option.  If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such shares of Stock within said periods, the Optionee will notify the Company within thirty (30) days after such disposition.  In addition, no more than One Hundred Thousand Dollars ($100,000) of the aggregate fair market value (as defined in the Plan) of Stock Options (as defined in Section 1 of the Plan) granted under the Plan may become exercisable for the first time by the Optionee during any calendar year and be treated as incentive stock options under Section 422 of the Code.

10.    Tax Withholding.  No later than the date as of which part or all of the value of any of the Option Shares first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 8 of the Plan regarding the payment of any Federal, state or local taxes required to be withheld with respect to the income.

11.    The Plan.  In the event of any discrepancy or inconsistency between this Option and the Plan, the terms and conditions of the Plan shall control, provided that, it is understood and acknowledged that in the event of a Change of Control, the provisions of Section 5 of this Option shall control.

12.    Modification, Extension and Renewal of Option.  Subject to the terms and conditions of the Plan, the Board may modify, extend or renew an Option, or accept the surrender of an Option (to the extent not theretofore exercised), provided that no such modification of an Option which adversely affects the Optionee shall be made without the consent of the Optionee.

13.    Miscellaneous.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

[Signature page follows]

14.    Counterparts.  This Option may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Stanley A. Fronczkowski
Strategic Diagnostics Inc.

Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

/s/ Francis M. DiNuzzo
Optionee: Francis DiNuzzo

Date: 10/13/2008	Address:

EXHIBIT B

GENERAL RELEASE

1.     I, Francis M. DiNuzzo, the Executive, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of October 13, 2008 (the “Agreement”) with Strategic Diagnostics Inc. (the “Company”), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Delaware Fair Employment Practices Act, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs.  Notwithstanding the foregoing, I understand that I shall be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the Company’s certificate of incorporation or insurance coverages to the extent in force for employees of the Company serving in executive capacities generally and for actions taken on behalf of the Company within the scope of my employment by the Company.

2.     Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims.  I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.     I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ___________________, 20__ and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future.  I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.     I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5.     I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6.     I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects.  I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me.  None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7.     I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution.  I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 111 Pencader Drive, Newark, Delaware 19702, Attention:  _________________.

8.     I hereby further acknowledge that the terms of Section 14 of the Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this ___ day of _____________, 20 ___.

Witness	Executive